Exhibit (c)(2)

                                KEMPER PORTFOLIOS

               Amended and Restated Establishment and Designation
                   of Series of Shares of Beneficial Interest

         The undersigned, being a majority of the Trustees of Kemper Portfolios, a Massachusetts business trust (the "Trust"), acting pursuant to authority granted to the Board of Trustees in the Amended and Restated Agreement and Declaration of Trust dated September 27, 1985, as amended (the "Declaration of Trust"), having heretofore established and designated Kemper Cash Reserves Fund as a separate series of shares of beneficial interest of the Trust, do hereby redesignate Kemper Cash Reserves Fund as Scudder Cash Reserves Fund, effective July 1, 2001.

         The relative rights and preferences of such series shall continue to be as set forth in the Declaration of Trust.

         IN WITNESS WHEREOF, the undersigned have this day signed this written instrument.



/s/John W. Ballantine                      /s/Donald R. Jones
--------------------------------           -------------------------------
John W. Ballantine, Trustee                Donald R. Jones, Trustee



/s/Lewis A. Burnham                        /s/Thomas W. Littauer
--------------------------------           -------------------------------
Lewis A. Burnham, Trustee                  Thomas W. Littauer, Trustee



/s/Linda C. Coughlin                       /s/Shirley D. Peterson
--------------------------------           -------------------------------
Linda C. Coughlin, Trustee                 Shirley D. Peterson, Trustee



/s/Donald L. Dunaway                       /s/William P. Sommers
--------------------------------           -------------------------------
Donald L. Dunaway, Trustee                 William P. Sommers, Trustee



/s/Robert B. Hoffman
--------------------------------
Robert B. Hoffman, Trustee



Dated:  November 29, 2000